Exhibit 4.11

AMENDED PROMISSORY NOTE

$1,099,108.99	September 26, 2013
Moorestown N.J.

FOR VALUE RECEIVED, the undersigned, CareKinesis Inc., a Delaware Corporation, on demand, promises to pay to the order of Calvin Knowlton and  Orsula Knowlton, or the survivor among them, at [            ] the sum of One Million and Ninety Nine Thousand and One Hundred and Eight Dollars and Ninety Nine Cents ($1,099,108.99) with interest computed as follows: six percent (6%) per annum on One Hundred and Fifty Nine Thousand and Seven Hundred and Eight Dollars and Ninety Nine Cents ($159,708.99) from September 26, 2013 plus six percent (6%) per annum on One Hundred and Thirty Nine Thousand and Four Hundred Dollars ($139,400) from September 25, 2013 plus six percent (6%) per annum on One Hundred Fifty Thousand Dollars ($150,000.00) from August 13, 2012 plus six percent (6%) per annum on Four Hundred Fifty Thousand Dollars ($450,000.00) from January 2, 2013 plus six percent (6%) per annum on One Hundred Thousand Dollars ($100,000.00) from April 19, 2013 plus six percent (6%) per annum on One Hundred Thousand Dollars ($100,000.00) from May 9, 2013 and payable as follows:

Interest payable monthly on the fifteenth (15th) day of each consecutive month with the first payment January 15, 2013. The first payment of interest shall consist of six percent (6%) interest computed on One Hundred Fifty Thousand Dollars ($150,000.00) for the period commencing August 13, 2012 plus interest computed at six percent (6%) on Four Hundred Fifty Thousand Dollars ($450,000.00) for the period commencing January 2, 2013. All interest payments thereafter shall be computed based upon the number of days/month times 0.000164 times the then outstanding principal at month’s end.

As additional consideration for the loan, it is agreed that CareKinesis, Inc. will, simultaneously with the execution of this Amended Promissory Note, grant to Calvin Knowlton and Orsula Knowlton, or the survivor among them, warrants to purchase Class B Common Stock of CareKinesis, Inc., with the number of shares of Class B Common Stock and the Exercise Prices as set forth in the Warrant.

The principal of this Promissory Note may be paid in part or in full at any time without penalty.

If any payment hereon be not paid within thirty (30) days of the due date all of the indebtness evidenced by this Promissory Note shall, at the option of the Holder, be immediately due and payable.

If this note is placed in the hands of an attorney for collection, the undersigned makers agree to pay an additional amount equal to reasonable attorney fees.

MAKER:
CAREKINESIS, INC.

By:	/s/ Brian Adams
Name: Brian W. Adams
Title: VP, Finance/
Secretary